Exhibit 20


                                  Press Release

FOR IMMEDIATE RELEASE

        AES REPORTS SECOND QUARTER EARNINGS PER SHARE INCREASE OF 56%, TO
                                 $0.39 PER SHARE
                  AES Also Announces Plans for Public Offering

     ARLINGTON, VA, July 21, 1998 -- The AES Corporation (NYSE: AES) announced today that net income was $71 million for the quarter ended June 30, 1998, an increase of 69% compared to net income of $42 million for the second quarter of 1997. Diluted earnings per share were $0.39 for the quarter, up 56% compared to $0.25 for the same quarter in 1997. Revenues for the quarter were $565 million, up 116% compared to $261 million reported in the same period last year.

     For the first half of 1998, net income was $136 million, a 66% increase compared to the first half of 1997. Diluted earnings per share for the first half of 1998 were $0.75, up 50%, compared to $0.50 for the same period in 1997. Revenues for the first half of 1998 were $1.140 billion, up 118% from the $522 million reported a year earlier.

     Dennis W. Bakke, President and Chief Executive Officer, commented, "Plants in operation and business development efforts showed positive performance during the quarter. Highlights include:

     - signing a concession agreement for the 230 MW Caracoles hydro project in Argentina;

     - AES's affiliate, Light, acquiring the Electropaulo Metropolitana distribution company that serves Sao Paulo, Brazil;

     -    financing  the  purchase  of  three  southern  California   generating
          stations with a combined capacity of 3,956 MW;

     -    acquiring Edelap, a distribution company in Argentina;

     - financing the Merida III 484 MW gas-fired combined cycle plant in Mexico; and

     -    winning a bid for the 450 MW gas-fired Meghnaghat plant in Bangladesh.

We are pleased with the steps we are taking with our electricity distribution businesses, also. This relatively new area for AES provides our people with significant opportunities to restructure businesses and use their business skills.

Roger W. Sant, Chairman, stated, "We are experiencing an increase of new market opportunities in the United States, Eastern Europe, and Central and Latin America, although opportunities appear to be reduced in places like China and Southeast Asia due to the Asian financial crisis."

AES also announced plans to sell up to 6,500,000 shares of common stock, and approximately $200 million of convertible securities. The underwriting group, co-led by Salomon Smith Barney and J.P. Morgan & Co., plans to market the securities in the U.S. and Europe.

AES is a leading global power company that currently owns or has an interest in ninety power facilities totaling over 27,000 megawatts in the United States, Canada, Australia, Argentina, Brazil, Dominican Republic, Pakistan, the Netherlands, Hungary, Kazakhstan, Mexico, China and the United Kingdom. AES also distributes electricity to nearly 13 million customers. In addition to having assets in excess of $9 billion, the Company has more than $5 billion of projects in construction or late stages of development. AES is dedicated to providing electricity worldwide in a socially responsible way.






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




THE AES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIODS ENDED JUNE 30, 1998 AND 1997

---------------------------------------------------------------- ------------------------------------ ----------
                                                        Three              Three             Change
                                                        Months      %      Months      %      From
                                                        Ended       of     Ended      of    Previous      %
                                                       06/30/98   Sales   06/30/97   Sales    Year      Change
---------------------------------------------------------------- ------------------------------------ ----------
($ in millions, except per share amounts)

REVENUES:
Sales and services                                     $ 565       100%     $ 261     100%   $  304       116%

OPERATING COSTS AND EXPENSES:
Cost of sales and services                               385        68%       163      63%     (222)     -136%
Selling, general and administrative expenses              12         2%         6       2%       (6)     -100%
Provision to reduce contract receivables                  --         0%         3       1%        3       100%
                                                       -----                -----             -----

TOTAL OPERATING COSTS AND EXPENSES                       397        70%       172      66%     (225)     -131%
                                                       -----                -----             -----

OPERATING INCOME                                         168        30%        89      34%       79        89%

OTHER INCOME AND (EXPENSE):
Interest expense                                         (99)      -18%       (48)    -18%      (51)      106%
Interest income                                           17         3%        10       4%        7        70%
Equity in earnings (before income tax)                    43         8%        17       6%       26       153%
                                                       -----               -----             -----

INCOME BEFORE INCOME TAXES AND
MINORITY INTEREST                                        129        23%        68      26%       61        90%

Income taxes                                              36         6%        22       8%      (14)      -64%
Minority interest                                         22         4%         4       2%      (18)     -450%
                                                       -----                -----             -----

NET INCOME                                             $  71        13%     $  42      16%   $   29        69%
                                                       =====                =====             =====

BASIC EARNINGS PER SHARE:                              $0.41                $0.26             $0.15
                                                       =====                =====             =====

DILUTED EARNINGS PER SHARE:                            $0.39                $0.25             $0.14
                                                       =====                =====             =====


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




THE AES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIODS ENDED JUNE 30, 1998 AND 1997

---------------------------------------------------------------- ------------------------------------ ----------
                                                         Six                Six              Change
                                                        Months      %      Months      %      From
                                                        Ended       of     Ended      of    Previous      %
                                                       06/30/98   Sales   06/30/97   Sales    Year      Change
---------------------------------------------------------------- ------------------------------------ ----------
($ in millions, except per share amounts)

REVENUES:
Sales and services                                      $ 1,140     100%   $  522     100%  $   618       118%

OPERATING COSTS AND EXPENSES:
Cost of sales and services                                  782      69%      330      63%     (452)     -137%
Selling, general and administrative expenses                 27       2%       15       3%      (12)      -80%
Provision to reduce contract receivables                     15       1%       10       2%       (5)      -50%
                                                        -------            ------           -------

TOTAL OPERATING COSTS AND EXPENSES                          824      72%      355      68%     (469)     -132%
                                                        -------            ------           -------

OPERATING INCOME                                            316      28%      167      32%      149        89%

OTHER INCOME AND (EXPENSE):
Interest expense                                           (202)    -18%      (92)    -18%     (110)      120%
Interest income                                              31       3%       18       3%       13        72%
Equity in earnings (before income tax)                      100       9%       37       7%       63       170%
                                                        -------            ------           -------

INCOME BEFORE INCOME TAXES AND
MINORITY INTEREST                                           245      22%      130      24%      115        88%

Income taxes                                                 69       6%       42       8%      (27)      -64%
Minority interest                                            40       4%        6       1%      (34)     -567%
                                                        -------            ------           -------

NET INCOME                                              $   136      12%   $   82      15%   $   54        66%
                                                        =======            ======            ======

BASIC EARNINGS PER SHARE:                               $  0.77            $ 0.51            $ 0.26
                                                        =======            ======            ======

DILUTED EARNINGS PER SHARE:                             $  0.75            $ 0.50            $ 0.25
                                                        =======            ======            ======



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